ALAMOS GOLD INC.
TSX:AGI | NYSE:AGI

Computershare
8th Floor, 100 University Avenue
Toronto, Ontario M5J 2Y1
Telephone 1-800-564-6253
www.investorcentre.com/alamosgold

Use a black or blue pen. Print in CAPITAL letters inside the grey areas as shown in this example. A B C | 1 2 3 | X

Holder Account Number

C

Please complete the information fields below (print clearly) in full

Registered Name in which account is held (eg. John Smith)

Apt. | Street Number | Street Name

City | Prov. / State | Postal / Zip Code

Reinvestment Enrollment - Participant Declaration Form

The ***Proceeds of Crime (Money Laundering) and Terrorist Financing Act*** **(Canada)** and the Regulations made thereunder **(collectively, the "Act")** require that Computershare Trust Company of Canada collect and record specified information on accounts it opens for individuals or entities under a Plan.
Please read Instructions below before completing the Reinvestment Enrollment - Participant Declaration Form on the reverse.

INSTRUCTIONS

In order that Computershare may comply with its legal obligations under the Act, this declaration and enrollment form must be completed in full and signed by all registered holder(s). Otherwise Computershare cannot process your enrollment.

Part A – PARTICIPANT DECLARATION

If a plan account is registered to:

1) **an individual account holder or more than one holder** – each individual must complete their Date of Birth and Principal Business or Occupation.
2) **a Corporation** – it **must** mail or hand-deliver this declaration and enrollment form along with a copy of its official corporate records relating to the authority to operate this account. Neither Date of Birth nor Principal Business or Occupation is required to be completed. Mark the applicable account holder status box.
3) **a Trust, Partnership, or an unincorporated Fund or Organization** – Complete the field for Principal Business or Occupation. Date of Birth is not required to be completed. Mark the applicable account holder status box.

As space on the front of this form is limited to 2 holder declarations and signatures, photocopies of this form may be made if required.

Part B – THIRD PARTY DETERMINATION

In order that Computershare may comply with its legal obligations under the Act, you must check one of the two boxes provided with regard to any third party interest in the account, and fill in the additional fields if required, including a description of the relationship. For example, are you an agent, custodian, attorney, or legal guardian, or otherwise holding the account on behalf of a spouse, relative, business partner or friend?

Part C – ENROLLMENT PARTICIPATION

This section must be completed to process your request for enrollment.

Registered Name in which account is held (e.g. John Smith)

GAMQ

Reinvestment Enrollment - Participant Declaration Form

A – PARTICIPANT DECLARATION

I/We, the account holder(s) named above, hereby certify as follows:

1) Date of Birth: ______ Day Month Year Principal Business or Occupation: ______ (e.g. cashier, student, retired, accounting firm)

2) Date of Birth: ______ Day Month Year Principal Business or Occupation: ______ (e.g. cashier, student, retired, accounting firm)

and that the account holder is **(Check the appropriate account holder status box, if applicable):**

☐ a Corporation, Trust, Partnership, or an unincorporated Fund or Organization **(Required documents enclosed, as applicable)**

☐ a Financial Entity or Securities Dealer and is exempt from Third Party Determination in Section B below. **(Proceed to part C)**

B – THIRD PARTY DETERMINATION – **Check one of the two boxes below. If the second box is marked, you must provide the information**

☐ This account is not intended to be used by, or on behalf of, a 3rd party.

☐ This account is intended to be used by, or on behalf of, a 3rd party and I have completed the required information fields below.

Name of 3rd party: ______

Address of 3rd party: ______

Date of Birth of 3rd party (if an individual): ______

Nature of Principal Business or Occupation of 3rd party: ______

If 3rd party is a Corporation, provide incorporation number and place of issue: ______

Describe relationship between account holder and 3rd party, in respect of the account: ______

C – ENROLLMENT PARTICIPATION

☐ **Full Reinvestment**
Please mark this box if you wish to participate in Full reinvestment. All dividends/distributions payable on all eligible holdings now held and any future holdings in this account will be reinvested.

☐ **Partial Reinvestment**
Please mark this box and select the number of whole shares\units you wish to have dividends\distributions reinvested on eligible holdings. The dividend\distribution on all remaining shares\units or any future holdings, will be paid in cash.

By participating in the plan, I/we confirm that I/we have read, fully understand and agree to be bound by the terms and conditions of the prospectus or brochure that governs the plan. I/We agree that participation in the plan will continue until I/we notify Computershare in writing that I/we desire to terminate participation. I/We acknowledge that withdrawals from the plan will be subject to the terms and conditions of the prospectus or brochure that governs the plan. I/We also confirm the completeness and accuracy of the information I/we have provided in this Reinvestment Enrollment – Participation Declaration form.

To be valid, this form must be signed by all registered account holder(s) or applicable authorized individual(s). If you do not sign and return this form, you will continue to receive dividend/distribution payments in cash.

Signature 1 - Please keep signature within the box

Signature 2 - Please keep signature within the box

Day / Month / Year

Privacy Notice

Computershare is committed to protecting your personal information. In the course of providing services to you and our corporate clients, we receive non-public personal information about you - from transactions we perform for you, forms you send us, other communications we have with you or your representatives, etc. This information could include your name, address, social insurance number, securities holdings and other financial information. We use this to administer your account, to better serve your and our clients' needs and for other lawful purposes relating to our services. Some of your information may be transferred to servicers in the U.S.A. for data processing and/or storage. We have prepared a Privacy Code to tell you more about our information practices, how your privacy is protected and how to contact our Chief Privacy Officer. It is available at our website, computershare.com, or by writing us at 100 University Avenue, Toronto, Ontario, M5J 2Y1. We will use your social insurance number for income reporting. We may also ask for your SIN as an identification-security measure if you call or write to request service on your account; however you may decline this usage. Computershare will use the information you are providing in order to process your request and will treat your submission of this form as your consent to us so doing.

Please return completed form to: Computershare, 8th Floor, 100 University Ave, Toronto Ontario M5J 2Y1